Exhibit 99.1

NEWS RELEASE

ICF Reports Third Quarter 2022 Results

Third Quarter Highlights:

•
Total Revenue Was $468 Million; Service Revenue1 Was $335 Million, Up 22%
•
Diluted EPS Was $1.01 Inclusive of $0.28 in Tax-Effected Severance, M&A and Facility-Related Charges
•
Non-GAAP EPS1 Was $1.61, Up 22%
•
GAAP EPS and Non-GAAP EPS Include a One-Time Tax Benefit of $0.20
•
Adjusted EBITDA1 Was $49.8 Million; Adjusted EBITDA Margin on Service Revenue1Was 14.8%
•
Contract Awards Were $865 Million; TTM Contract Awards Were $2.2 Billion Representing a Book-to-Bill Ratio of 1.31

Business Development Pipeline Was $9.0 Billion at Quarter-End After Record Q3 Awards

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

RESTON, Va.— November 3, 2022 -- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the third quarter ended September 30, 2022.

Commenting on the results, John Wasson, chair and chief executive officer, said, “Our third quarter performance reflected ICF’s excellent positioning in high-growth areas, which drove strong year-on-year revenue comparisons and resulted in record contract awards. Growth was led by our federal government, state and local government, and commercial energy client categories, where revenues increased 39%, 11.6% and 15.5%, respectively, and which together accounted for over 87% of total third quarter revenues.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

“In the third quarter, we took strategic actions to both strengthen and streamline our capabilities as we position ICF for continued growth. We completed the acquisition of SemanticBits, which broadened our digital modernization capabilities and expanded our addressable market with their strong presence in the large and well-funded Centers for Medicare & Medicaid Services. Additionally, we announced and completed the acquisition of Blanton & Associates, Inc., an environmental consulting, planning and project management firm, which expands our environmental capabilities to support large infrastructure projects and strengthens ICF's presence in Texas, a state that is set to receive significant federal investment dollars under the recently enacted Infrastructure and Jobs Act. We also made a strategic business shift in our commercial marketing area, closing its traditional advertising and platform development offerings to maintain focus on its core loyalty programs, business transformation and integrated communications services.

“Third quarter adjusted EBITDA margin on service revenue was 14.8%, which is aligned with our full year margin expectations and reflected continued high utilization and our increased scale. Additionally, we continue to invest in people and technology to ensure that ICF is positioned to take full advantage of the growth opportunities we see on the horizon.

“This was a record third quarter for contract awards, which at $865 million represented a quarterly book-to-bill ratio of 1.85 and brought our trailing twelve-month book-to-bill ratio to 1.31. Our business development pipeline remained at near-record levels following this strong quarter of awards and is comprised of a diversified set of increasingly larger opportunities.”

Third Quarter 2022 Results

Third quarter 2022 total revenue increased 18.7% to $467.8 million from $394.1 million in the third quarter of 2021. Service revenue was up 21.7% year-over-year to $335.4 million from the $275.6 million reported in the prior year quarter. Net income totaled $19.1 million and diluted EPS was $1.01 per share, inclusive of $0.28 in tax-effected severance, facility-related and M&A special charges. Third quarter 2022 net income and diluted EPS included a one-time tax benefit from tax optimization strategies which equated to $0.20 per share. Net income in last year’s third quarter was $20.4 million and $1.07 per diluted share.

Non-GAAP EPS increased 22% to $1.61 from $1.32 per share in the comparable prior year quarter, inclusive of the one-time tax benefit from tax optimization strategies of $0.20 per share. EBITDA1was $42.2 million, 5.6% above the $39.9 million reported in the third quarter of 2021. Adjusted EBITDA was $49.8 million, a 13.6% increase from the $43.8 million reported in the comparable quarter last year. Adjusted EBITDA margin on service revenue was 14.8%, compared to 15.9% reported last year.

Backlog and New Business Awards

Total backlog was $3.7billion at the end of the third quarter of 2022, an increase of 17.5% sequentially, representing new awards and the addition of SemanticBits and Blanton. Funded backlog was $1.8 billion, or approximately 49% of the total backlog. The total value of contracts awarded in the 2022 third quarter was $865 million, and trailing-twelve-month contract awards totaled $2.2 billion for a book-to-bill ratio of 1.31.

Government Revenue Third Quarter 2022 Highlights

Revenue from government clients was $359.9 million, up 25.6% year-over-year.

•
U.S. federal government revenue was $271.3 million, 39% above the $195.2 million reported in the year-ago quarter. Federal government revenue accounted for 58% of total revenue, compared to 49.5% of total revenue in the third quarter of 2021.
•
U.S. state and local government revenue was $65.6 million, up 11.6% from the $58.8 million in last year’s third quarter. State and local government clients represented 14% of total revenue, compared to 14.9% in the third quarter of 2021.
•
International government revenue was $23.1 million, compared to $32.7 million in the year-ago quarter, reflecting the wind-down of a short-term project with significant pass-through revenue. International government revenue represented 4.9% of total revenue, compared to 8.3% in the third quarter of 2021.

Key Government Contracts Awarded in the Third Quarter 2022

Notable awards won in the third quarter 2022 included:

Digital Modernization

•
Two agreements with a combined value of more than $45 million with the U.S. Department of Health and Human Services (HHS) Centers for Medicare & Medicaid Services (CMS) to support the agency’s data migration and website optimization efforts.
•
A recompete contract with a value of $32.9 million with CMS to provide ServiceNow application development and workflow design services.

Public Health

•
A recompete contract with a ceiling of $49.0 million with the U.S. National Institutes of Health (NIH) to provide business and professional support services.
•
One contract and three subcontracts with a combined value of $34.4 million to provide HHS’s Substance Abuse and Mental Health Services Administration with web management and support, evaluation services related to suicide prevention, case management and behavioral support services, and outreach for substance use disorder prevention.
•
A recompete task order* with a value of $17.2 million with NIH to provide digital content management, outreach and engagement support to the National Center for Complementary and Integrated Health (NCCIH).
•
A contract modification with a value of $15.0 million with the U.S. Agency for International Development to provide infectious disease detection and surveillance support to affected lower- and middle-income countries worldwide.
•
A new task order with a value of $11.6 million with the U.S. Centers for Disease Control and Prevention Center for Surveillance, Epidemiology, and Laboratory Services to support and modernize public health laboratory informatics and data exchange services for its Laboratory Response Network.

Program Implementation and Technical Support

•
Two recompete contracts with a combined value of $64.0 million with the HHS Administration for Children and Families Office of Child Care to continue to support the State Capacity Building Center and the National Center on Early Childhood Quality Assurance.
•
Two new contracts with a combined value of $33.6 million with the U.S. Department of Labor’s Bureau of International Labor Affairs to conduct supply chain research studies and provide other advisory and support services.
•
A contract extension with a value of $16.6 million with the Maryland Department of Human Services to continue to support its customer service center.
•
A new framework contract with a ceiling of $21.0 million with a directorate general of the European Commission to provide expertise and support for European cooperation in several issue areas.
•
A recompete contract with a value of $10.5 million with the U.S. Department of Justice Office for Victims of Crime to support the National Elder Fraud Hotline.

Disaster Management and Mitigation

•
A new contract with a value of $15.7 million with a Southern U.S. state to provide Federal Emergency Management Agency Public Assistance program grant management services.
•
A contract modification with a value of $10.4 million with the Puerto Rico Department of Housing to continue implementation of the agency’s Community Development Block Grant Disaster Recovery Home Repair, Reconstruction and or Relocation program.

Transportation, Energy and Environment

•
A new contract with a value of $15.5 million with the U.S. Department of the Interior's Bureau of Reclamation to provide environmental consulting services to support the long-term operation of its Central Valley and State Water projects.
•
A new contract with a value of $13.8 million with the department of transportation of a Southeastern U.S. state to provide transportation planning services.

Commercial Revenue Third Quarter 2022 Highlights

Commercial revenue was $107.8 million, compared to $107.4 million in the year-ago quarter.

•
Commercial revenue accounted for 23.1% of total revenue compared to 27.3% of total revenue in the 2021 third quarter.
•
Energy markets revenue increased 15.5% and represented 66.7% of commercial revenue.
•
Marketing services and aviation consulting accounted for 26.5% of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter 2022

Notable commercial awards won in the third quarter 2022 included:

Energy Markets

•
A contract modification with six Northeastern U.S. utilities to implement residential and commercial heating programs.

•
A contract modification with a Northeastern U.S. utility to provide workforce development support services related to its energy efficiency programs.
•
A new contract with a Midwestern U.S. utility to support a flexible load management pilot program focused on managing both behind the meter storage and water heaters to provide grid and customer benefits.

Marketing Services and Other

•
A recompete blanket purchase agreement with a not-for-profit telecommunications administration organization to modernize mission critical business functions on the Appian platform.
•
A new contract with a U.K.-based banking and financial services organization to support its employee engagement initiatives.
•
A new contract with a Middle East aerospace engineering corporation to provide advisory services to decrease aircraft ground time for maintenance.
•
A new contract with a new U.S. hospitality company client to provide loyalty platform services.

Dividend Declaration

On November 3, 2022, ICF declared a quarterly cash dividend of $0.14 per share, payable on January 12, 2023, to shareholders of record on December 9, 2022.

Summary and Outlook

“ICF’s positioning in key markets, including IT modernization/digital transformation, public health, disaster management, utility consulting and climate, environmental and infrastructure services has enhanced our growth trajectory. We are heading into 2023 with these areas accounting for over 70% of our service revenue, prior to any material benefit from recently enacted legislation, which has further expanded our addressable market. The alignment of ICF’s domain expertise and cross-cutting capabilities in these markets, together with our strong business development pipeline, underscores our confidence in 2023 being another year of significant growth for the company.

“Looking ahead to the fourth quarter of 2022, we expect total revenue and service revenue to be similar to third quarter levels, as the recovery in our international government and commercial marketing businesses has not yet materialized. This brings our guidance for full year 2022 service revenue to $1.275 to $1.300 billion, implying total revenue of $1.760 to $1.790 billion. We re-affirm our guidance for Adjusted EBITDA margin on service revenue to approximate 14.8%, of which approximately 40 basis points is related to the previously disclosed postponement of planned infrastructure investments to 2023. Our GAAP EPS is expected to range from $3.90 to $4.10, reflecting year-to-date special charges amounting to $0.61 per share on a tax-effected basis, which primarily were M&A- and severance-related. The GAAP EPS guidance range incorporates the impact of non-cash rent abatement charges associated with our new headquarters totaling $7.5 million, or $0.30 per share. Non-GAAP EPS is expected to be in the range of $5.70 to $5.90. We revised our operating cash flow guidance from a point estimate of $140 million to a range of $120 million to $140 million for full year 2022, reflecting timing factors affecting year-to-date collections.

“We are pleased to report that in 2022 ICF was ranked by Forbes as One of the Best Management Consulting Firms, One of the Best Employers for Diversity and One of the Best Employers for Women. This recognition is emblematic of the corporate culture we have developed at ICF, enabling us to attract and retain the best talent and making us a preferred partner and acquiror,” Mr. Wasson concluded.

*This project has been funded in whole or in part with federal funds from NCCIH, NCI under Task Order No. 75N91021D00022/75N91022F00001.

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with approximately 8,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Revenue	$467,777	$394,060	$1,304,355	$1,165,063
Direct costs	307,295	254,175	834,358	732,903
Operating costs and expenses:
Indirect and selling expenses	118,290	99,940	350,145	316,100
Depreciation and amortization	5,297	4,665	15,198	14,663
Amortization of intangible assets	8,661	3,015	18,941	9,049
Total operating costs and expenses	132,248	107,620	384,284	339,812

Operating income	28,234	32,265	85,713	92,348
Interest expense	(7,474)	(2,550)	(14,274)	(7,845)
Other income (expense)	887	81	616	(382)
Income before income taxes	21,647	29,796	72,055	84,121
Provision for income taxes	2,542	9,406	16,691	25,068
Net income	$19,105	$20,390	$55,364	$59,053

Earnings per Share:
Basic	$1.01	$1.08	$2.94	$3.13
Diluted	$1.01	$1.07	$2.91	$3.10

Weighted-average Shares:
Basic	18,826	18,865	18,806	18,864
Diluted	19,009	19,061	19,001	19,077

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42

Other comprehensive (loss) income, net of tax	(1,555)	(1,971)	(3,107)	1,241
Comprehensive income, net of tax	$17,550	$18,419	$52,257	$60,294

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Reconciliation of Service Revenue
Revenue	$467,777	$394,060	$1,304,355	$1,165,063
Subcontractor and other direct costs (3)	(132,348)	(118,471)	(358,037)	(328,522)
Service revenue	$335,429	$275,589	$946,318	$836,541

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$19,105	$20,390	$55,364	$59,053
Other (income) expense	(887)	(81)	(616)	382
Interest expense	7,474	2,550	14,274	7,845
Provision for income taxes	2,542	9,406	16,691	25,068
Depreciation and amortization	13,958	7,680	34,139	23,712
EBITDA	42,192	39,945	119,852	116,060
Adjustment related to impairment of long-lived assets(4)	—	35	—	338
Special charges related to acquisitions(5)	1,940	3,261	5,521	3,410
Special charges related to staff realignment(6)	3,757	335	5,168	1,144
Special charges related to facilities consolidations and office closures(7)	—	—	—	139
Special charges related to the transfer to our new corporate headquarters(8)	1,883	—	5,647	—
Special charges related to retirement of Executive Chair(9)	—	254	—	478
Total special charges and adjustments	7,580	3,885	16,336	5,509
Adjusted EBITDA	$49,772	$43,830	$136,188	$121,569

EBITDA Margin Percent on Revenue(10)	9.0%	10.1%	9.2%	10.0%
EBITDA Margin Percent on Service Revenue(10)	12.6%	14.5%	12.7%	13.9%
Adjusted EBITDA Margin Percent on Revenue(10)	10.6%	11.1%	10.4%	10.4%
Adjusted EBITDA Margin Percent on Service Revenue(10)	14.8%	15.9%	14.4%	14.5%

Reconciliation of Non-GAAP Diluted EPS
U.S. GAAP Diluted EPS	$1.01	$1.07	$2.91	$3.10
Adjustment related to impairment of long-lived assets	—	—	—	0.02
Special charges related to acquisitions	0.10	0.17	0.29	0.18
Special charges related to staff realignment	0.20	0.02	0.27	0.06
Special charges related to facilities consolidations and office closures	—	—	—	0.01
Special charges related to the transfer to our new corporate headquarters	0.10	—	0.30	—
Special charges related to retirement of Executive Chair	—	0.01	—	0.03
Amortization of intangibles	0.46	0.16	1.00	0.47
Income tax effects on amortization, special charges, and adjustments(11)	(0.26)	(0.11)	(0.54)	(0.23)
Non-GAAP Diluted EPS	$1.61	$1.32	$4.23	$3.64

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of long-lived assets: We recognized impairment expense of $0.3 million in the first quarter of 2021 related to impairment of a right-of-use lease asset.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs and integration costs associated with our acquisitions and/or potential acquisitions.

(6) Special charges related to staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers, and/or groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(7) Special charges related to facilities consolidations and office closures: These costs are exit costs or gains associated with office lease contraction, terminated office leases, or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(8) Special charges related to the transfer to our new corporate headquarters: These costs are additional rent as a result of us taking possession of our new corporate headquarters in Reston, Virginia, during the fourth quarter of 2021 while maintaining our current headquarters in Fairfax, Virginia. We intend to complete the transition to our new corporate headquarters by the end of 2022 when our Fairfax lease ends.

(9) Special charges related to retirement of the former Executive Chair: Our former Executive Chair retired effective December 31, 2020. These costs relate to unvested equity awards that, as a result of his employment agreement, the departing officer was able to maintain certain equity awards beyond the date of employment.

(10) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(11) Income tax effects were calculated using the effective tax rate, adjusted for discrete items, if any, of 29.4% and 31.6% for the three months ended September 30, 2022 and 2021, respectively, and 28.5% and 29.8% for the nine months ended September 30, 2022 and 2021, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$8,483	$8,254
Restricted cash	1,993	12,179
Contract receivables, net	282,271	237,684
Contract assets	196,811	137,867
Prepaid expenses and other assets	30,612	42,354
Income tax receivable	11,979	10,825
Total Current Assets	532,149	449,163
Property and Equipment, net	85,295	52,053
Other Assets:
Goodwill	1,190,450	1,046,760
Other intangible assets, net	135,932	79,645
Operating lease - right-of-use assets	163,438	177,417
Other assets	50,496	44,496
Total Assets	$2,157,760	$1,849,534

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$20,500	$10,000
Accounts payable	128,528	105,652
Contract liabilities	24,599	39,665
Operating lease liabilities - current	22,959	34,901
Finance lease liabilities - current	1,779	—
Accrued salaries and benefits	74,766	85,517
Accrued subcontractors and other direct costs	46,610	39,400
Accrued expenses and other current liabilities	52,249	61,496
Total Current Liabilities	371,990	376,631
Long-term Liabilities:
Long-term debt	681,197	411,605
Operating lease liabilities - non-current	187,481	191,805
Finance lease liabilities - non-current	13,270	—
Deferred income taxes	46,449	41,913
Other long-term liabilities	19,634	24,110
Total Liabilities	1,320,021	1,046,064

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,723,490 and 23,535,671 shares issued at September 30, 2022 and December 31, 2021, respectively; 18,833,688 and 18,876,490 shares outstanding at September 30, 2022 and December 31, 2021, respectively	23	23
Additional paid-in capital	396,962	384,984
Retained earnings	696,792	649,298
Treasury stock, 4,889,802 and 4,659,181 shares at September 30, 2022 and December 31, 2021, respectively	(241,896)	(219,800)
Accumulated other comprehensive loss	(14,142)	(11,035)
Total Stockholders’ Equity	837,739	803,470
Total Liabilities and Stockholders’ Equity	$2,157,760	$1,849,534

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2022	2021
Cash Flows from Operating Activities
Net income	$55,364	$59,053
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	91	11,324
Deferred income taxes	6,023	4,062
Non-cash equity compensation	10,023	9,756
Depreciation and amortization	34,139	23,712
Facilities consolidation reserve	(236)	(225)
Amortization of debt issuance costs	940	463
Impairment of long-lived assets	—	339
Other adjustments, net	474	1,818
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(72,619)	(16,381)
Contract receivables	(31,770)	(6,688)
Prepaid expenses and other assets	(11,991)	(9,224)
Operating lease assets and liabilities, net	(1,305)	(4,743)
Accounts payable	23,394	5,653
Accrued salaries and benefits	(13,971)	10,377
Accrued subcontractors and other direct costs	9,441	(36,436)
Accrued expenses and other current liabilities	(476)	17,002
Income tax receivable and payable	(1,667)	(3,490)
Other liabilities	742	(1,609)
Net Cash Provided by Operating Activities	6,596	64,763

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(17,323)	(12,279)
Payments for business acquisitions, net of cash acquired	(238,991)	—
Proceeds from working capital adjustments related to prior business acquisition	2,911	—
Net Cash Used in Investing Activities	(253,403)	(12,279)

Cash Flows from Financing Activities
Advances from working capital facilities	1,358,335	559,830
Payments on working capital facilities	(1,074,888)	(593,775)
Receipt of restricted contract funds	13,525	194,504
Payment of restricted contract funds	(23,358)	(227,700)
Debt issue costs	(4,852)	—
Proceeds from exercise of options	412	2,773
Dividends paid	(7,912)	(7,923)
Net payments for stock issuances and buybacks	(21,105)	(18,695)
Payments on business acquisition liabilities	(1,132)	(682)
Net Cash Provided by (Used in) Financing Activities	239,025	(91,668)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(2,175)	(501)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(9,957)	(39,685)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	20,433	81,987
Cash, Cash Equivalents, and Restricted Cash, End of Period	$10,476	$42,302

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$13,595	$7,882
Income taxes	$14,384	$25,062
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$20,253	$—
Acquisition of property and equipment through finance lease	$15,027	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule(12)

Revenue by client markets	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Energy, environment, and infrastructure	36%	40%	37%	42%
Health, education, and social programs	53%	46%	51%	43%
Safety and security	7%	7%	7%	8%
Consumer and financial	4%	7%	5%	7%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
U.S. federal government	58%	50%	55%	48%
U.S. state and local government	14%	15%	15%	15%
International government	5%	8%	6%	9%
Government	77%	73%	76%	72%
Commercial	23%	27%	24%	28%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Time-and-materials	40%	40%	40%	41%
Fixed-price	45%	42%	45%	41%
Cost-based	15%	18%	15%	18%
Total	100%	100%	100%	100%

(12) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.